Exhibit (h)(xxix)

form of

Amended and Restated

EXPENSE Limitation/reimbursement AGREEMENT

This Agreement is entered into as of the 30th day of March, 2015, as amended and restated December 7, 2015, March 31, 2016 and June [•], 2017, by and between Gotham Asset Management, LLC (the “Adviser”) and FundVantage Trust (the “Trust”), on behalf the Gotham Index Plus Fund (the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that the Fund’s total operating expenses, excluding taxes, “Acquired Fund” fees and expenses” (as defined in Form N-1A), dividend and interest expense on short sales of securities, interest, extraordinary items, and brokerage commissions, and “class-specific fees and expenses” (defined below) do not exceed the levels described below (the “Expense Limitation”). “Class-specific fees and expenses” are fees and expenses attributed to a particular class of the Fund, including distribution expenses (Rule 12b-1 distribution fees, if any), transfer agency expenses, sub-transfer agency expenses, sub-administration expenses, shareholder servicing expenses of preparation, printing and mailing, prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Trust; and

WHEREAS, on December 7, 2015, the Adviser previously amended and restated this Agreement to reflect a reduction in the Expense Limitation level, effective December 7, 2015, from 1.50% of the Fund’s average daily net assets to 1.17% of the Fund’s average daily net assets;

WHEREAS, on March 31, 2016, the Adviser previously amended and restated this Agreement to reflect a reduction in the Expense Limitation level, effective March 31, 2016, from 1.17% of the Fund’s average daily net assets to 1.15% of the Fund’s average daily net assets; and

WHEREAS, the Adviser wishes to amend the expense limitation to reflect multiple classes of the Fund;

NOW, THEREFORE, the parties agree as follows:

Fee Reduction. The Adviser agrees that it will reduce its compensation and/or reimburse certain expenses for the Fund, to the extent necessary to ensure that:

(a) the Fund’s total operating expenses, excluding taxes, “Acquired Fund” fees and expenses, dividend and interest expense on securities sold short, interest, extraordinary items, and brokerage commissions, do not exceed (on an annual basis) (i) 1.50%, as a percentage of the Fund’s average daily net assets for the period from the commencement of operations of the Fund through December 6, 2015; (ii) 1.17% of the Fund’s average daily net assets for the period from December 7, 2015 through March 30, 2016, and (iii) 1.15% of the Fund’s average daily net assets for the period from March 31, 2016 through [•], 2017; and

(b) the Fund’s total operating expenses, excluding class-specific expenses, taxes, “Acquired Fund” fees and expenses, dividend and interest expense on securities sold short, interest, extraordinary items, and brokerage commissions, do not exceed (on an annual basis) 1.05% of the Fund’s average daily net assets for the period from June [•], 2017 through January 31, 2019.

Fee Recovery. The Adviser shall be entitled to recover from the Fund, subject to approval by the Board of Trustees of the Trust, amounts waived or reimbursed by the Adviser with respect to the Fund pursuant to this Agreement for a period of up to three (3) years from the year in which the Adviser reduced its compensation and/or assumed expenses for the Fund. No recoupment shall occur unless the Fund’s expenses are below the Expense Limitation.

Term. This Agreement shall terminate on January 31, 2019, or at an earlier date upon the discretion of the Board of Trustees of the Trust, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Expense Limitation/Reimbursement Agreement to be executed in its name and on its behalf by its duly authorized representative as of June [•], 2017.

Gotham Asset Management, LLC

By:
Name:	Louis LaRocca
Title:	General Counsel & CCO

FundVantage Trust, on behalf of
Gotham Index Plus Fund

By:
Name:	Joel Weiss
Title:	President